Exhibit 4.2

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 10th day of April, 2018, by and among Livongo Health, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Certificate of Incorporation (as defined below).

RECITALS

WHEREAS, the Company and certain of the Investors are party to that certain Third Amended and Restated Investors’ Rights Agreement, dated as of March 14, 2017 (the “Prior Agreement”), to govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors, to receive certain information from the Company, and to participate in future equity offerings by the Company, and shall govern certain other matters as set forth in this Agreement.

WHEREAS, the Company and certain Investors are parties to the Series E Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”); and

WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce such Investors to invest funds in the Company pursuant to the Purchase Agreement, the Investors and the Company hereby agree to amend and restate the Prior Agreement in its entirety.

NOW, THEREFORE, the parties hereby agree as follows:

A. Waiver. The Investors hereby waive, on behalf of themselves and all other stockholders, any and all participation rights, rights of first offer, rights of first refusal and related notice rights with respect to (i) shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock issued prior to the date hereof, (ii) shares of Series E Preferred Stock sold pursuant to the Purchase Agreement, as may be amended from time to time, and (iii) shares of Common Stock issued or issuable upon conversion of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, including, without limitation, the right of first offer set forth in Section 4 of the Prior Agreement.

1. Definitions. For purposes of this Agreement:

1.1 “7wire Director” has the meaning assigned to such term in the Voting Agreement.

1.2 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners (or controlling member thereof), managing members (or controlling member thereof) or managers (or controlling member thereof) of, or that shares the same management company (or controlling member thereof) with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the director of management or policies (whether through ownership of securities, by contract or otherwise).

1.3 “Certificate of Incorporation” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended from time to time.

1.4 “Common Requisite Investors” means Major Common Investors holding at least a majority of the outstanding shares of Common Stock then held by all Major Common Investors.

1.5 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.6 “Conversion Shares” means shares of Common Stock issued or issuable upon the conversion of Preferred Stock.

1.7 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.9 “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating solely to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.10 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.11 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.12 “GAAP” means generally accepted accounting principles in the United States.

1.13 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.14 “Immediate Family Member” means a spouse or child (natural or adopted), of a natural person referred to herein.

1.15 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.16 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.17 “Key Employee” means and includes the President, chief executive officer, chief financial officer, chief operating officer, chief scientific officer, chief technology officer, vice presidents of operations, research, development, sales or marketing, or any other individual who performs a significant role in the operations of the Company or a subsidiary or in the development or conception of any intellectual property rights of the Company or a subsidiary as may be reasonably designated by the Board of Directors, and shall in any event include Glen Tullman.

1.18 “Lead Series C Investor” means MGHIF or any Affiliate thereof to which it assigns, sells, or otherwise transfers all of its Registrable Securities.

1.19 “Major Common Investor” means any stockholder that, individually or together with such stockholder’s Affiliates, holds at least 8,000,000 shares of the outstanding shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations).

1.20 “Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds at least (a) 2,400,000 shares of Registrable Securities or (b) at least 2,200,000 shares of Series D Preferred Stock (in each case as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

1.21 “MGHIF” means Merck Global Health Innovation Fund, LLC.

1.22 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.23 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.24 “Preferred Director” has the meaning assigned to such term in the Certificate of Incorporation.

1.25 “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, collectively.

1.26 “Registrable Securities” means: (i) any Common Stock held by an Investor, including Conversion Shares; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, in each case acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding, however, (x) in all cases, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and (y) for purposes of Section 2, any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.27 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable, convertible and/or exchangeable securities that are Registrable Securities.

1.28 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.29 “Requisite Investors” means Investors holding at least seventy-five (75%) percent of the Registrable Securities then outstanding, voting as a single class.

1.30 “Right of First Refusal and Co-Sale Agreement” means that certain Fourth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of the date hereof, by and among the Company, the Investors and the other stockholders of the Company party thereto, as may be amended from time to time

1.31 “SEC” means the United States Securities and Exchange Commission.

1.32 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.33 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.34 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.35 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.36 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.37 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

1.38 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share.

1.39 “Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock, par value $0.001 per share.

1.40 “Series E Preferred Stock” means shares of the Company’s Series E Preferred Stock, par value $0.001 per share.

1.41 “Voting Agreement” means that certain Fourth Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company, the Investors and the other stockholders of the Company party thereto, as may be amended from time to time.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from the Requisite Investors that the Company file a Form S-1 registration statement with respect to at least twenty five percent (25%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $20 million), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given; and (iii) use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as possible, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least fifteen percent (15%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a

Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore necessary to defer the filing of such registration statement, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above in this Section 2.3(b) and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than one-third (1/3) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriters participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, managers, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which such Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Investors, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days; provided, however, that such period may be extended by up to an additional thirty-four (34) days to the extent requested by the managing underwriter in order to address the requirements of FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto, in situations in which (x) the Company issues an earnings release or material news or a material event relating to the Company occurs during the last seventeen (17) days of the initial lockup period or (y) prior to the expiration of the initial lockup period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial lockup period), (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately prior to the effectiveness of the registration statement for the IPO, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) of this Section 2.11 is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors are subject to similar agreements and the Company uses reasonable efforts to obtain a similar agreement from all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock). The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with the IPO that are consistent with this Section 2.11 or that are necessary to give further effect thereto.

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes, sells, pledges or transfers Restricted Securities to (A) an Affiliate of such Holder or (B) the partners, members, former partners or former members of such Holder in accordance with their respective partnership, membership or limited liability company interests in such Holder, in each of the foregoing cases, for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate, instrument or book entry evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate, instrument or book entry shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the first to occur of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation; and

(b) the fifth anniversary of the IPO.

3. Information and Inspection Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined below) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(d) to the extent the Company in its discretion has prepared them, then, as soon as practicable, but in any event within forty-five (45) days of the end of each month, such monthly financial statements as the Company shall have prepared;

(e) as soon as practicable, but in any event no later than thirty (30) days prior to the beginning of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(f) with respect to the financial statements called for in Section 3.1(a) and Section 3.1(b), an instrument executed by the chief financial officer and chief executive officer on behalf of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(b)) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(g) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel, as determined by the Company in its good faith sole discretion.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable best efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a competitor of the Company, and provided, further, that MGHIF (or any Affiliate thereof who becomes the Lead Series C Investor and whose business includes making investments in, and holding securities of, portfolio companies involved in healthcare or life sciences technology) shall not be deemed a competitor of the Company for such purpose), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information Rights. The covenants set forth in Section 3.1 and 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (a) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) after approval of the Company’s Board of Directors (which approval shall not be unreasonably withheld, conditioned or delayed), to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and requires such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law (or as requested by foreign regulatory authority having jurisdiction over such Investor or its Affiliates, including any stock exchange to which the Investor or its Affiliates is subject or submits), provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

3.5 Residuals. The non-use restrictions set forth in the foregoing Section 3.4 shall not apply to an Investor’s use of ideas, concepts and know-how of a nature that is broadly applicable to companies other than the Company or to the Company’s industry in general, which ideas, concepts and know-how are known by the Investor prior to, or developed or learned by the Investor in the course of the Investor’s review of the confidential information disclosed hereunder and mentally retained in the unaided memory of the Investor (and not intentionally memorized for the purpose of later recording or use).

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor that is an “accredited investor” (as defined Rule 501(a) under the Securities Act). A Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate. For the avoidance of doubt, a Major Investor that is not an “accredited investor” shall not have any right to be offered or to purchase New Securities from the Company pursuant to this Section 4.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the product of (x) the aggregate number of New Securities, times, (y) a fraction, the numerator of which is the aggregate number of Common Stock then held by such Major Investor (including Conversion Shares) and the denominator of which is the total number of shares of Common Stock of the Company then issued and outstanding (assuming the conversion into Common Stock of all outstanding shares of Preferred Stock and any other securities convertible into Common Stock, if any, and the exercise of all outstanding stock options and warrants) (the “Pro Rata Share”). At the expiration of such twenty (20) day period, the Company shall promptly give written notice to each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving written notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the product of (x) the aggregate number of New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors, times, (y) a fraction, the numerator of which is the aggregate number of shares of Common Stock then held by such Fully Exercising Investor (including Conversion Shares) and the denominator of which is the total number of shares of Common Stock (including Conversion Shares) held by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the rights provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation); or (ii) shares of Common Stock issued in the IPO.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 4.1 in advance of any issuance of New Securities to any Major Investor, the Company may elect to give notice to the Major Investors within thirty days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the issuance of New Securities to Persons that are not Major Investors. Each Major Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage ownership position, calculated as set forth in Section 4.1(b), before giving effect to the issuance of such New Securities. In the event one or more Major Investor declines to purchase the number of New Securities that would maintain such Major Investors’ percentage ownership positions, the New Securities so declined shall be offered to the fully participating Major Investors on the basis provided in Section 4.1(b). The closing of such sale shall occur within sixty (60) days of the date notice is given to the Major Investors.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) upon the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon consummation of the IPO, whichever event occurs first.

5. Additional Covenants.

5.1 Insurance. The Company shall use its commercially reasonable efforts to obtain within ninety (90) days of the date hereof and/or maintain, as applicable, from financially sound and reputable insurers: (i) Directors and Officers liability insurance, in the amount of $3 million and on other terms and conditions satisfactory to the Board of Directors (which must include at least two (2) Preferred Directors), and (ii) term “key-person” insurance on the life of Glen Tullman, in the amount of $3 million and on other terms and conditions satisfactory to the Board of Directors (which must include at least two (2) Preferred Directors), and the Company will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors, including at least two (2) Preferred Directors, determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors, including at least two (2) Preferred Directors.

5.2 Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement in form and substance satisfactory to the Board of Directors (including at least two (2) Preferred Directors) and (ii) each Key Employee to enter into a one (1) year nonsolicitation agreement, substantially in the form approved by the Board of Directors (including at least two (2) Preferred Directors). In addition, the Company shall not, and shall cause its subsidiaries not to, amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the consent of the Board of Directors (including at least two (2) Preferred Directors).

5.3 Employee Stock. Unless otherwise approved by the Board of Directors, all future employees, directors and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing (i) for vesting of shares over a four (4) year period, with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty six (36) months, provided, however, that for the avoidance of doubt the vesting provisions described herein shall not apply with respect to the restricted stock awards granted by the Company prior to the date hereof, (ii) for a market stand-off provision substantially similar to that in Section 2.11; and (iii) that the Company may require such purchaser or recipient to become a party to the Voting Agreement and the Right of First Refusal and Co-Sale Agreement as a condition of purchasing or receiving its shares or exercising its options, provided, however, that any holder of greater than one percent (1%) of the Company’s Common Stock (assuming conversion of any Preferred Stock) will be required to become a party to such agreements. In addition, unless otherwise approved by the Board of Directors, including at least two (2) Preferred Directors, the Company shall retain a “right of first refusal” on any transfers of Common Stock by all employees, directors and consultants until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4 Prohibited Actions. The Company shall not, without the consent of (a) the Preferred Requisite Investors and the Common Requisite Investors, either directly or indirectly take any of the Prohibited Actions, (b) the Series E Requisite Investors, take any of the Series E Prohibited Actions, (c) the Series D Requisite Investors, take any of the Series D Prohibited Actions, (d) the Series C Requisite Investors, take any of the Series C Prohibited Actions, (e) the Series B Requisite Investors, take any of the Series B Prohibited Actions or (f) the Series A Requisite Investors, take any of the Series A Prohibited Actions. Any such consent may be given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect. Any defined terms used in this Section 5.4 and not defined in this Agreement shall have the meanings ascribed to such terms in the Certificate of Incorporation.

5.5 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse each member of the Board of Directors who is not an employee of the Company for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with (i) attending meetings of the Board of Directors and (ii) non-Board of Directors issues related to the Company, to the extent such expenses are incurred at the request of the Company. The Company shall at all times: (i) cause the Bylaws of the Company to provide that, unless otherwise required by the laws of the State of Delaware, any Preferred Director and the 7wire Director shall have the right to call a meeting of the Board of Directors or stockholders; and (ii) maintain provisions in the Bylaws or Certificate of Incorporation permitting the Preferred Directors and the 7wire Director to serve on all committees of the Company’s Board of Directors. Unless otherwise approved by the Board of Directors, including at least two (2) Preferred Directors, no employee of the Company shall serve on either the audit committee or the compensation committee.

5.6 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.7 Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement of even date herewith by among the Company and certain stockholders), the reasonable fees and disbursements of one counsel for the Major Investors (“Investor Counsel”), in their capacities as stockholders, shall be borne and paid by the Company, in no event to exceed $20,000. At the outset of considering a transaction which, if consummated, would constitute a Sale of the Company, the Company shall use commercially reasonable effort to obtain the ability to share with the Investor Counsel (and such counsel’s clients) and, if so permitted, shall share the confidential information (including without limitation the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company.

5.8 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

5.9 Lead Series C Investor Protective Provisions. In addition to any other vote or approval required under the Certificate of Incorporation, the Company will not (either directly or indirectly, by amendment, merger, consolidation or otherwise) do (or permit its subsidiaries to do) any of the following (collectively, the “Lead Series C Investor Protective Provision Events”) without obtaining the prior written consent of the Lead Series C Investor:

(a) enter into any line of business that would reasonably be expected to cause an adverse regulatory event for MGHIF and/or its Affiliates with aggregate potential liabilities or damages to MGHIF and/or its Affiliates that are material in relation to the value of the then-ownership of the Company by MGHIF and its Affiliates but that are in no event less than $15,000,000; or

(b) directly or indirectly sell, offer to sell, or otherwise provide to any third party any prescription drugs (or provide any prescriptions for the same) or otherwise employ or engage as a consultant any individual whose responsibilities on behalf of the Company include writing any prescriptions or providing any such prescription drugs, in each case for a purpose or in a manner that would reasonably be expected to cause an adverse regulatory event for MGHIF and/or its Affiliates with aggregate potential liabilities or damages to MGHIF and/or its Affiliates that are material in relation to the value of the then-ownership of the Company by MGHIF and its Affiliates but that are in no event less than $15,000,000;

provided, in each case, that within 90 days of the Lead Series C Investor’s knowledge of the occurrence of the applicable Lead Series C Investor Protective Provision Event, the Lead Series C Investor shall provide written notice to the Company that the applicable adverse regulatory event(s) would reasonably be expected to occur (the “Lead Series C Investor Notice”), which Lead Series C Investor Notice shall specify the details of such expected regulatory event(s) and the aggregate potential damages thereof to MGHIF and/or its Affiliates. Upon receipt of such Lead Series C Investor Notice, the Company will have 30 days during which it may remedy such Lead Series C Investor Protective Provision Event, including, without limitation, by (x) exiting any line of business set forth in Section 5.9(a) above, (y) ceasing to directly or indirectly sell, offer to sell, or otherwise provide to any third party any prescription drugs (or provide any prescriptions for the same) or otherwise employ or engage as a consultant any individual whose responsibilities on behalf of the Company include writing any prescriptions or providing any such prescription drugs, in each case for a purpose or in a manner as set forth in Section 5.9(b) above, or (z) taking any other action that would reasonably be expected to cause the aggregate potential damages of such Lead Series C Investor Protective Provision Event to MGHIF and/or its Affiliates to be less than $15,000,000 or to not be material in relation to the value of the then-ownership of the Company by MGHIF and its Affiliates. In the event that (i) the Lead Series C Investor fails to timely deliver the Lead Series C Investor Notice or (ii) the Company timely remedies such Lead Series C Investor Protective Provision Event, such Lead Series C Investor Protective Provision Event shall be deemed to have not occurred.

5.10 Right to Conduct Activities. The Company hereby agrees and acknowledges that each of 7wire (as defined in the Voting Agreement), DFJ (as defined in the Voting Agreement), General Catalyst (as defined in the Voting Agreement), Kinnevik (as defined in the Voting Agreement), KPCB (as defined in the Voting Agreement), Sapphire (as defined in the Voting Agreement), Microsoft (as defined in the Voting Agreement), EDBI (as defined in the Voting Agreement), Echo (as defined in the Voting Agreement) and MGHIF, in each case, together with their respective Affiliates (collectively, the “Active Investors”), is a professional investment fund or an institutional investor and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, no Active Investor shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Active Investor in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of such Active Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.11 FCPA. The Company hereby agrees that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further agrees that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further agrees that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its reasonable best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

5.12 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.5, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, whichever event occurs first. In addition, the covenants set forth in Section 5.9 shall terminate and be of no further force or effect at such time as the Lead Series C Investor holds fewer than 25% of the Registrable Securities acquired by it pursuant to the Series C Preferred Stock Purchase Agreement of the Company, if such time occurs earlier than the events set forth in the first sentence of this Section 5.12.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least (A) 4,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations) or (B) at least 2,200,000 shares of Series D Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile, electronic mail (including pdf) signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications to the Company shall be sent to: 444 N. Michigan Ave., Suite 3400, Chicago, IL 60611, Attention: General Counsel, with a copy (which shall not constitute notice) sent to: Sidley Austin LLP, One South Dearborn, Chicago, IL 60603, Attention: Gary Gerstman. All communications shall be sent to the other respective parties at their addresses as set forth on Schedule A hereto, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.5.

6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Requisite Investors; provided that the Company may in its sole discretion waive compliance with Section 2.12(c); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.

Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion, (b) the rights hereunder of the holders of any series of Preferred Stock with respect to such series shall not be amended or waived in a manner that adversely affects such rights differently than it affects the rights hereunder of the holders of the other series of Preferred Stock with respect to such other series without the written consent of the Investors then holding a majority of the shares of such adversely affected series then held by the Investors, and (c) any term of Section 3.2 (with respect to the provisions relating to the Lead Series C Investor) or Section 5.9 hereof may be amended and the observance of any such term of Section 3.2 or Section 5.9 hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) with, but only with, the written consent of the Company and the Lead Series C Investor. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), the Certificate of Incorporation and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement (“Covered Matters”), (b) agree not to commence any suit, action or other proceeding arising out of or based upon any Covered Matters except in the state or federal courts located in the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OF THE COMPANY HELD BY SUCH PARTY OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital and private equity investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services that are adverse to or compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict any Investor or any Affiliate thereof from investing or participating in any particular enterprise whether or not such enterprise has products or services that are adverse to or compete, directly or indirectly, with those of the Company.

6.14 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.15 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

6.16 Effect on Prior Agreement. Upon the execution and delivery of this Agreement by the Company and the Requisite Investors who are party to the Prior Agreement (measured before giving effect to any purchase of shares of Series E Preferred Stock by such Requisite Investors), the Prior Agreement automatically shall terminate and be of no further force and effect and shall be amended and restated in its entirety as set forth in this Agreement.

[Remainder of Page Intentionally Left Blank]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE COMPANY:

LIVONGO HEALTH, INC.

By:	/s/ Glen Tullman

Name:	Glen Tullman
Its:	CEO

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

GENERAL CATALYST GROUP VI, L.P.

By:	General Catalyst Partners VI, L.P. its General Partner

By:	General Catalyst GP VI, LLC its General Partner

By:	/s/ Christopher McCain

Name:	Christopher McCain
Title:	Chief Legal Officer

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

GENERAL CATALYST GROUP VIII, L.P.

By:	General Catalyst Partners VIII, L.P. its General Partner

By:	General Catalyst GP VIII, LLC its General Partner

By:	/s/ Christopher McCain

Name:	Christopher McCain
Title:	Chief Legal Officer

GENERAL CATALYST GROUP VIII SUPPLEMENTAL, L.P.

By:	General Catalyst Partners VIII, L.P. its General Partner

By:	General Catalyst GP VIII, LLC its General Partner

By:	/s/ Christopher McCain

Name:	Christopher McCain
Title:	Chief Legal Officer

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

KINNEVIK ONLINE AB

By:	/s/ Torun Litzen

Name:	Torun Litzen
Title:	Director Corporate Communication

By:	/s/

Name:	Joakim Andersson
Title:	Chief Financial Officer

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

KPCB HOLDINGS, INC., AS NOMINEE

By:	/s/ Scott Ryles
(Signature)

Name:	Scott Ryles
Title:	President and Chairman

Address:

Email:

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

MERK GLOBAL HEALTH INNOVATION FUND, LLC

By:	/s/ William J. Taranto

(Signature)

Name:	William J. Taranto
Its:	WJT

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

7WIRE VENTURES LLC – SERIES LIVONGO E

/s/ Lee Shapiro
By:	Lee Shapiro
Its:	Manager

7WIRE VENTURES FUND, L.P.

By:	7wire Management, LLC
Its:	Manager

By:	/s/ Lee Shapiro

Name:	Lee Shapiro
Its:	Manager

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

7WIRE VENTURES WANXIANG STRATEGIC FUND I, LLC

By:	7wire Management,
Its:	LLC Manager

By:	/s/ Lee Shaprio

Name:	Lee Shapiro
Its:	Manager

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above

WANXIANG AMERICA CORPORATION

By:	/s/ Paul Cumberland

Name:	Paul Cumberland
Title:	Director of Investments

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

SAPPHIRE VENTURES FUND II, L.P., a Delaware limited partnership

By: Sapphire Ventures (GPE) II, LLC

By:	/s/ David Hartwig

Name:	David Hartwig
Title:	Managing Member

By:	/s/ Nino Marakovic

Name:	Nino Marakovic
Title:	Managing Member

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

DFJ VENTURE XI, L.P.

By: DFJ Venture XI Partners, LLC Its: General Partner

By:	/s/ Josh Stein

(Signature)

Name:	Josh Stein
Title:	Managing Member

DFJ VENTURE XI PARTNERS FUND, LLC

By:	/s/ Josh Stein

(Signature)

Name:	Josh Stein
Title:	Managing Member

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

ZAFFRE INVESTMENTS, LLC

By:	/s/ Adreana Santangelo

Name:	Adreana Santangelo
Title:

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

MICROSOFT GLOBAL FINANCE

By:	/s/ Keith Dolliver

Name:	Keith Dolliver
Title:	Director

[Signature Page to Investors Rights Agreement]

The parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first written above.

ECHO HEALTH VENTURES, LLC

By:	/s/ Robert M. Coppedge

Name:	Robert M. Coppedge
Title:	Chief Executive Officer

[Signature Page to Investors Rights Agreement]

SCHEDULE A

Investors

GENERAL CATALYST GROUP VI, L.P.

GENERAL CATALYST GROUP VIII, L.P.

GENERAL CATALYST GROUP VIII SUPPLEMENTAL, L.P.

7WIRE VENTURES LLC – SERIES EOSHEALTH

7WIRE VENTURES LLC – SERIES LIVONGO E

7WIRE VENTURES FUND, L.P.

7WIRE VENTURES WANXIANG STRATEGIC FUND I, LLC

7 WIRE VENTURES LLC – SERIES LIVONGO C

7WIRE VENTURES LLC – SERIES LIVONGO D

SLOW VENTURES III, LLC

GLIKVEST, LLC

KPCB HOLDINGS, INC., AS NOMINEE

DFJ VENTURE XI, L.P.

DFJ VENTURE XI PARTNERS FUND, LLC

MERCK GLOBAL HEALTH INNOVATION FUND, LLC

SAPPHIRE VENTURES FUND II, L.P.

WANXIANG AMERICA CORPORATION

COWEN INVESTMENTS LLC COWEN

PRIVATE INVESTMENTS LP

HUMANA INNOVATION ENTERPRISE, INC.

TCM I, L.P

ZAFFRE INVESTMENTS, LLC

KINNEVIK ONLINE AB

BIOMEDICAL SCIENCES INVESTMENT FUND PTE LTD

MICROSOFT GLOBAL FINANCE

AMERICAN INVESTMENT HOLDINGS, LLC

ECHO HEALTH VENTURES, LLC

ADNAN ASAR

JAMES PURSLEY

MARIO CHRISTOPHER

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (SEVF II)

CARLOS DOMINGUEZ

RICAHRD POULTAN

STEPHEN BOOCHEVER

PRAVEEN TOTEJA AND VANDANA TOTEJA AS JOINT TENANTS

ISAAC APPLBAUM

RICHARD EIDINGER

JEFFREY LEERINK

VEP, L.P.

RICK POULTON

SCOTT LEISHER

ISAAC APPLBAUM

WILLIAM SAHLMAN

THE ROBERT A. COMPTON LIVING TRUST DATED 12/15/15